EXHIBIT 1.5

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ECOSS, Inc,

Regulations for Handling Shares

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Regulations for Handling Shares
of
ECOSS, Inc.

Chapter 1 General Provisions

Purpose
Article 1   Handling of shares and odd-lot shares of the Company and handling charges shall be in accordance with these Regulations based on Article 11 of the Articles of Incorporation.

Transfer agent, transfer handling location, transfer handling office, and liaison offices
Article 2   The transfer agent, transfer handling location, and transfer handling offices and liaison offices of the Company are as follows:
Transfer agent
4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo, Japan
Mitsubishi UFJ Trust and Banking Corporation
Transfer handling location
4-5, Marunouchi 1-chome, Chiyoda-ku, Tokyo, Japan
Mitsubishi UFJ Trust and Banking Corporation, Transfer Agent Department
Transfer handling office
Mitsubishi UFJ Trust and Banking Corporation,
all branches in Japan
Contact point and mail address
〒137-8081
10-11 Higashisuna 7-come, Koto-ku, Tokyo, Japan
Mitsubishi UFJ Trust & Banking Corporation,
Transfer Agent Department
Telephone: 0120-232-711

All procedures according to these Regulations and administrative procedures regarding requests or notifications that our company entrusted to our transfer agent in connection with these Regulations shall be performed with the transfer agent.

Types of shares
Article 3   The shares to be issued by the Company shall consist of four types including a 1-share certificate, 10-share certificates, 50-share certificates and 100-share certificates.

Method for requests, notifications, or offerings
Article 4   Requests, notifications, or offerings in accordance with these Regulations shall be made using the forms designated by the Company, on which the registered corporate seal shall be stamped in accordance with the provisions of Article 12.
②	In the event of a request, notification, or offering by an agent, such an agent shall present with a document certifying power of attorney.

Chapter 2 Restriction of Transfer

Restriction of transfer
Article 5   In the event the shares of the Company are transferred, such transfer shall be approved by the Board of Directors.

Chapter 3 Transfer of Name

Transfer of name
Article 6 　 When a shareholder requests the transfer of a name, she said shareholder shall submit a written request together with the relevant share certificates.
②
In the event a person who has obtained the shares for a reason other than a transfer, said person shall submit a written document certifying such transfer and the relevant share certificates at the request of the Company.

Transfer in the event the transfer of name is otherwise set forth in laws and regulations
Article 7      In the event it is necessary to follow a specific procedure in accordance with laws and regulations, a written request shall be submitted accompanied by the relevant share certificates and a document certifying the completion of such specific procedure.

Chapter 4 Right of Pledge and Trust

Registration or deletion of right of pledge
Article 8   In the event the right of pledge is registered, changed or deleted on shares, the pledger and pledgee shall jointly sign and submit a written request accompanied by the relevant shares.

Indication or deletion of assets in trust
Article 9   In the event of a request to indicate or delete shares in trust in connection with share certificates, the entruster or trustee shall submit a written request accompanied by the relevant share certificates.

Chapter 5 Non-possession of Share Certificates

Request for non-possession of share certificates
Article 10   In the event of a request for non-possession of share certificates, a written request shall be submitted together with the relevant share certificates, provided, however, that if such shares have not been issued, submission of share certificates shall not be required.

Request for issuance of share certificates placed in non-possession status
Article 11   In the event a shareholder who previously requested non-possession of share certificates subsequently requests the issuance or return of share certificates, a written request shall be submitted therefor.

Chapter 6 Reports

Report of name, address, and seal impression of shareholder
Article 12   A shareholder, a registered pledge, or designated legal representative shall report the name, address, and seal impression; provided, however, that a foreign national may substitute a signature for such seal impression.
②	In the event there is any change in the matters set forth in the preceding paragraph, a report shall be submitted to that effect.

Report of address of nonresident shareholders
Article 13   A shareholder, a registered pledge, or designated representative who is residing overseas shall, in addition to the procedures as set forth in the preceding article, shall either appoint a standing proxy or designate a mailing address in Japan.
②	The provisions of the preceding article shall apply mutatis mutandis to a standing proxy.

Representative of a corporation
Article 14   In the event a shareholder is a corporation, it shall appoint and report one representative.

②	In the event of a change in the representative, a written report together with a certified extract copy of the commercial registration shall be submitted.

Representative of jointly owned shares
Article 15   Shareholders who own shares jointly shall appoint one representative and shall submit a report about such representative. The same shall apply to a change in the representative.

Change of indication in share register and share certificates
Article 16   In the event any indication is changed due to the reasons set forth below, a written report shall be submitted together with the share certificates and a certified extract copy of the family register or a certified extract copy of the commercial registration; provided, however, that when share certificates have not been issued, submission of said share certificates shall not be required.
1	Change of family name and change of name
2	Appointment, change, or dismissal of a legal representative, such as a person with parental authority or a guardian
3	Change of trade name or corporate name
4	Change of corporate organization

Application mutatis mutandis to odd-lot shareholders
Article 17   All the provisions in this Chapter shall apply mutatis mutandis to odd-lot shareholders.

Chapter 7 Re-issuance of Share Certificates

Re-issuance due to division or consolidation
Article 18   In the event of a request to issue new share certificates due to division or consolidation of share certificates, a written request shall be submitted accompanied by the relevant share certificates.

Re-issuance due to loss
Article 19   In the event of a request to issue new share certificates due to loss of share certificates, a written request shall be submitted accompanied by an authentic copy or an authenticated copy of the judgment of exclusion.

Re-issuance due to defacement or damage
Article 20   In the event of a request to issue new share certificates due to defacement or damage to share certificates, a written request shall be submitted accompanied by the relevant share certificates; provided, however, that when it is difficult to determine whether such certificates are authentic or not, the preceding article shall apply.

Chapter 8 Purchase of Odd-lot Shares

Purchase of odd-lot shares
Article 21   In the event of a request to purchase odd-lot shares, a written request shall be submitted.
②	In the case of the preceding paragraph, a shareholder who requests purchase of odd-lot shares shall not designate the purchase price.
③	A shareholder who has requested the purchase of odd-lot shares shall not withdraw such request.

Determination of purchase price
Article 22   The purchase price for odd-lot shares for which a request for purchase is made shall be determined after consultation between the party requesting the purchase and the Company.

Payment of purchase price
Article 23   The purchase price for odd-lot shares shall be paid on the fourth business day from the day on which the purchase price is determined and from the day on which such purchase request is accepted at the transfer handling location as set forth in Article 2; provided, however, that in the event such purchase request is accepted at the liaison office set forth in Article 2, the purchase price shall be paid on the seventh business day from the day on which the purchase price is determined and from the day on which such purchase request is accepted at the relevant liaison office.
②
Notwithstanding the provisions in the preceding paragraph, in the event the purchase price reflects such rights as dividend of profit (including midterm dividend), division of shares (non-paid allotment), subscription rights (including convertible bonds, or subscribing rights of bonds with subscription warrants), the purchase price shall be paid not later than the previous day of the relevant closing date, record date, or allotment date of the starting date of the start of suspension of shareholder registration.

③	The Company may pay after deducting from the purchase price the actual cost of the remittance charge required for remittance of the purchase price.

Timing of transfer of odd-lot shares
Article 24   The titles to such odd-lot shares for which purchase is requested shall be transferred to the Company when the performance of the payment procedure has been completed as set forth in the preceding article.

Chapter 9 Handling Charges

Handling charges
Article 25   There shall be no handling charges in connection with shares and odd-lot shares of the Company.

Supplementary Provisions
1.	This Regulation shall be revised only by a resolution of the Board of Directors.
2.	This Regulation shall be effective as of October 1, 2005.